Exhibit (d)(2)

PERSONAL AND CONFIDENTIAL

January 25, 2012

Asahi Kasei Corporation

1-105 Kanda Jinbocho,

Chiyoda-ku, Tokyo 101-8101

Japan

Attn: Koji Fujiwara, Director & Primary Executive Officer

Ladies and Gentlemen:

In connection with your consideration of a possible transaction (the “Possible Transaction”) with ZOLL Medical Corporation (the “Company”), you have requested information concerning the Company and its subsidiaries and affiliates. You acknowledge that this information is confidential and proprietary and may include trade secrets or other business information the disclosure of which could harm the Company and its subsidiaries. In consideration for, and as a condition to, such information being made available to you and your Representatives, you agree to treat any information, whether written or oral, concerning the Company or any of its subsidiaries, affiliates or divisions (whether prepared by the Company, its advisors or otherwise) that is furnished to you by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” includes, without limitation, all notes, analyses, compilations, Excel spread sheets, data, reports, studies, interpretations or other documents furnished to you or your Representatives (as defined below) or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material so furnished to you or your Representatives, and all “Confidential Information” of the Company under the Mutual Nondisclosure Agreement, dated October 6, 2011, between you and the Company (the “Previous Nondisclosure Agreement”). The term “Evaluation Material” does not include information that (a) is or becomes available to you on a nonconfidential basis from a source other than the Company or its Representatives; provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, or (c) has been or is independently developed by you or your Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement or the Previous Nondisclosure Agreement. For purposes of this letter agreement the term “Representatives” shall include your and your Affiliates’ directors, officers, employees, attorneys, accountants, financial advisors, consultants and other professional representatives and shall also include any of your sources of senior and/or subordinated debt financing. For purposes of this letter agreement the term “Affiliates” has the meaning given to it in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

You hereby agree that the Evaluation Material will be kept confidential and used solely for the purpose of evaluating and negotiating the Possible Transaction between the Company and you and your Affiliates; provided, however, that the Evaluation Material may be disclosed (i) to your Affiliates and any of your Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction, and (ii) as the Company may otherwise consent in writing. All such Representatives and Affiliates shall (A) be informed by you of the confidential nature of the Evaluation Material, (B) agree to keep the Evaluation Material strictly confidential, and (C) be advised of the terms of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties to this letter agreement. You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Affiliates and Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Affiliates and Representatives with respect to such breach) and you agree to take all reasonable measures to restrain your Representatives from disclosure or improper use of the Evaluation Material or from breaching or threatening to breach any other provision of this Agreement.

You hereby acknowledge that you, your Affiliates and your Representatives are aware that the Evaluation Material may contain material, non-public information about the Company and you hereby agree that you, your Affiliates and your Representatives will not purchase or sell any securities of the Company while in possession of such information.

Neither the Company nor you shall, and the Company and you each agree to cause your respective Affiliates and representatives, including in the Company’s case, the Banker, not to, disclose without the written consent of the other party hereto, directly or indirectly, to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place concerning a Possible Transaction with you or any of the terms, conditions or other facts with respect to a Possible Transaction with you, including the status thereof or that Evaluation Material has been made available to you; provided that you and the Company may make such disclosures without the consent of the other party hereto if you are required to do so under applicable law or the applicable rules or regulations of any securities exchange or similar self-regulatory organization. Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, share the Evaluation Material with or enter into any agreement, arrangement or understanding, or any discussions which would reasonably be expected to lead to such an agreement, arrangement or understanding with any other person, including other potential bidders regarding a Possible Transaction involving the Company without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this Agreement.

Notwithstanding the foregoing, in the event you or any of your Affiliates or Representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, you or your Affiliates or Representatives, as the case may be, agree to (a) immediately notify the Company of the existence, terms and circumstances surrounding such request or required disclosure, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or required disclosure, and (c) cooperate with the

Company, at the Company’s expense, in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, (i) you or your Affiliates or Representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which you or your Affiliates or Representatives are advised by counsel (in such counsel’s written opinion) is legally required to be disclosed, and you or your Affiliates or Representatives shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Materials, and (ii) you or your Affiliates or Representatives shall not be liable for such disclosure. Further, notwithstanding anything in this paragraph to the contrary, you may make such disclosures if you are required to do so under applicable law or the applicable rules or regulations of any securities exchange or similar self-regulatory organization.

Unless otherwise agreed to by the Company in writing, (a) all communications regarding the Possible Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings, and (d) discussions or questions regarding procedures, timing and terms of the Possible Transaction, will be submitted or directed exclusively to John P. Molner or Ivan A. Pirzada of Brown Brothers Harriman & Co. (the “Banker”). Contact information for the appropriate Banker representatives is included in Exhibit A to this letter agreement.

You agree that, for a period of two (2) years from the date hereof, neither you nor any of your Affiliates will, directly or indirectly, solicit for employment or employ or cause to leave the employ of the Company or any of its subsidiaries any individual serving as (a) an officer of the Company or any of its subsidiaries or (b) any employee of the Company or any of its subsidiaries with whom you have had contact, or who is specifically identified to you, during your investigation of the Company and its business, in each case without obtaining the prior written consent of the Company; provided that nothing herein shall restrict or preclude you from (A) making generalized solicitations or broad-based searches for employees, (B) continuing your ordinary course hiring practices that are not targeted specifically at employees of the Company or (C) responding to any employee of the Company who contacts you regarding his or her own employment with you on his or her own initiative without any direct solicitation by you other than any generalized search or ordinary course practice referred to in clause (A) or (B) above.

You hereby acknowledge that, unless otherwise agreed in writing by the Company, for a period of one (1) year from the date of this letter agreement, neither you nor any of your Representatives or Affiliates acting on your behalf or on behalf of other persons acting in concert with you will in any manner, directly or indirectly: (a) propose, offer or effect (whether publicly or otherwise) (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s material assets outside the ordinary course of business, stock or businesses, or similar transactions involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company (collectively, a transaction specified in (a)(i) and (a)(ii) is referred to as a “Business Combination”); (b) (i) acquire “beneficial ownership” (as such term is used in the rules of the Securities and Exchange Commission) of any securities (including in derivative form) of the Company, (ii) propose or seek, whether alone or in concert with others, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) or consents to vote any securities of the Company, (iii) nominate any person as a director of the Company, or (iv) propose any matter to be voted upon by the stockholders of the Company; (c)

directly or indirectly, form, join or in any way participate in a third party “group” (as such term is used in the rules of the Securities and Exchange Commission) (or discuss with any third party the potential formation of a group) with respect to any securities of the Company or a Business Combination involving the Company; or (d) take any action that could require the Company to make a public announcement regarding a potential Business Combination or any of the matters referred to in this paragraph; provided, however, that the restrictions set forth in this paragraph shall terminate immediately upon the public announcement by the Company or by a third party that the Company has entered into a definitive agreement with such third party for a transaction involving a Business Combination. You also agree during such one (1) year period not to request, or solicit or induce another person to request, the Company (or any of its Representatives), directly or indirectly, to amend, waive or publicize any provision of this paragraph (including this sentence). Notwithstanding the foregoing, nothing in this Agreement shall limit your ability to make or submit in a confidential, non-public manner to the board of directors of the Company, a bona fide written proposal relating to a Business Combination so long as you do not make, or cause to be made, any public disclosure regarding such action and such action would not violate clause (d) above. You further agree that, subject to any applicable confidentiality or other similar restrictions, if at any time during such period, you or any of your Affiliates or Representatives are approached by any third party concerning your or their participation in a transaction involving any assets, indebtedness or business of, or securities issued by, the Company or any of its subsidiaries, you will promptly inform the Company of the nature of such transaction and the parties involved.

Although the Company has endeavored and will endeavor to include in the Evaluation Material information which it believes to be relevant for the purpose of your investigation, you understand that none of the Company, the Banker, or their respective Affiliates or Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material in connection with matters contemplated hereby. Only those representations and warranties that may be made to you in a definitive written agreement for a Possible Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to engage in a Possible Transaction such determination will be based solely on the terms of such definitive written agreement and on your own investigation, analysis and assessment of the Possible Transaction. Except as provided in any such definitive written agreement, neither the Company nor any of its Affiliates or representatives shall have any liability to you or any other party, including, without limitation, your Representatives, resulting from the use or selection of, or reliance on, Evaluation Material by you, your Affiliates or Representatives, other than as expressly provided herein.

Upon the Company’s (directly or through the Banker) demand, you shall either promptly (a) destroy the Evaluation Material and any copies thereof, or (b) return to the Company all Evaluation Material and any copies thereof, and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement. It is understood that information in an intangible or electronic format containing Evaluation Materials cannot be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) but that such information will continue to be protected under the confidentiality requirements contained in this Agreement and you and such Affiliates and Representatives shall continue to be bound by the obligations of confidentiality hereunder. Notwithstanding the foregoing, you, your Affiliates and your Representatives may retain (i) one copy of any work product prepared by you or them that contains Evaluation Material to the extent required under applicable legal or regulatory requirements and (ii) one copy of the Evaluation Material at your outside legal counsels’ office to the extent required by your document retention policies; provided that you and such Affiliates and Representatives shall continue to be bound by the obligations of confidentiality hereunder.

You acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Affiliates or Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and use its best efforts to cause its Affiliates and Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

You agree that unless and until a definitive agreement between the Company and you with respect to the Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any written or oral expression with respect to any Possible Transaction by any of its Affiliates and Representatives except for the matters specifically agreed to herein. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

You agree that this letter agreement supersedes all prior or contemporaneous agreements (including the Previous Nondisclosure Agreement), negotiations or understandings between the parties regarding the subject matters hereof.

You acknowledge that, subject to the terms of this letter agreement, unless and until a definitive written agreement is entered into, (a) the Company and the Banker shall be free to conduct the process for a transaction as they in their sole discretion shall determine, (b) any procedures relating to such transaction may be changed at any time without notice to you or any other person, and (c) you shall not have any claims whatsoever against the Company, the Banker or any of their respective Representatives arising out of or relating to a Possible Transaction.

No failure or delay by the Company or any of its representatives, on the one hand, or you or any of your Affiliates or Representatives, on the other hand, in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by an officer of the Company and/or you or other authorized person on its/your behalf.

The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

Except as otherwise provided in this letter agreement, the obligations hereunder shall terminate five years from the date hereof.

This letter agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts in the Commonwealth of Massachusetts and the United States District Court for the District of the Commonwealth of Massachusetts for any action, suit or proceeding arising out of or relating to this letter agreement or the Possible Transaction, except as may otherwise be agreed in writing by the parties in the course of the Possible Transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts.

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by telecopier or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

[Signature Page Follows]

Very truly yours,

ZOLL MEDICAL CORPORATION

By:	/s/ Richard A. Packer
Name: Richard A. Packer
Title: CEO

Confirmed and Agreed to:

ASAHI KASEI CORPORATION

By:	/s/ Koji Fujiwara
Name: Koji Fujiwara
Title: Director & Primary Executive Officer

EXHIBIT A

Brown Brothers Harriman & Co. Contact Information

All inquiries should be directed to any of the individuals listed below.

                    , Partner

Brown Brothers Harriman & Co

140 Broadway

New York, NY 10005-1101

Phone:

Fax:

Email:

                    , Senior Vice President

Brown Brothers Harriman & Co.

40 Water Street

Boston, MA 02109

Phone:

Fax:

Email: